Exhibit 11

Manual for the Management of Information

of

Interest to the Market

Enel Chile S.A. Updated as of May 2023

Table of Contents

SECTION I GENERAL 4

Title I Introduction4

Title II Guiding Principles4

Title III Purpose of the Manual5

Title IV Scope of Application of the Manual6

Title V Corporate Body Responsible for Establishing the Manual7

Title VI Body Responsible for Compliance with the Manual8

Title VII Prohibition or Blocked Periods8

SECTION II GENERAL RULES OF CONDUCT IN RELATION TO SECURITIES 11

Title I Criteria of Conduct11

Title II Obligation to Inform11

Title III Information on Conflicts of Interest11

Title IV Operations of Special Importance __12

Title V Related Persons __13

SECTION III ESSENTIAL, RESERVED AND INSIDER INFORMATION 14

Title I Rules on essential, reserved and insider information _____14

SECTION IV SAFEGURDS  ___17

Title I Insider, Reserved or Essential Information Protection Mechanisms 17

SECTION V INFORMATION OF INTEREST   18

Title I Concept of Information of Interest  __18

Title II Relationship with the Media  __18

Title III Relationship with Financial Analysts, Rating Agencies, Bondholders and Investors  _19

SECTION VI NON-COMPLIANCE AND RESOLUTION OF CONFLICTS 20

SECTION VII COMMUNICATION AND VALIDITY   21

Title I Communication   21

Title II Validity of Manual   21

SECTION I GENERAL

Title I Introduction

In order to guarantee compliance with the guidelines contained in Law No. 18,045 on the Securities Market and General Rule No. 270 of the Financial Market Commission (CMF), Enel Chile S.A.’s Board of Directors ("Enel Chile" or the "Company") in a session held of February 26, 2016 approved this "Manual for the Management of Information of Interest to the Market" in a session held on May 26, 2010, and in a session held on May 24, 2023 the Board approved its first update, hereinafter the "Manual".

The principles that inspire this Manual are transparency, good faith, prioritization of general interests before personal ones and care of and diligence in the use of information and the actions carried out in the markets.

Pursuant to the provisions laid down by the CMF, the Company's Board of Directors has approved this Manual in view of the fact that issuers of publicly offered securities must establish internal policies and rules regarding the information that will be made available to investors and must implement systems aimed at guaranteeing that such information is communicated to the market in a timely manner. It has thus been established that timely and efficient information provided either with respect to securities transactions carried out by persons holding positions of directors, managers, administrators, chief executives or employees, as well as entities controlled directly by them or through third parties, with respect to information of interest or essential information related to the Company’s progress contributes to the formation of a transparent market, which increases investor confidence and provides more equitable treatment when dealing with publicly offered securities.

This Manual has been published on the www.enel.cl page, Investors section, and copies are available to the public at the Company’s offices located in Av. Santa Rosa No. 76, Santiago. In addition, an electronic copy has been made available to the CMF through its official channels.

Title II Guiding Principles

The provisions of this Manual are based on the consideration that the persons this Manual is addressed to will act on the basis of the principles of transparency, good faith, prioritization of general interests over their personal interests, care of and diligence in the use of information and in the performance in the securities markets and the following requirements:

1.Develop an orderly, diligent, prudent, and transparent management, pursuant to the integrity of the markets and current regulations.
2.Know and act completely respecting the rules, provisions and decisions approved by the competent authorities and entities.

3.	Provide supervisory entities with due cooperation.
4.Do not use for personal benefit any insider or Confidential Information obtained from the Company, related people, main shareholdes or from its most relevant suppliers, customers or competitors.

5.In the event of a conflict between the provisions contained in this Manual and those established by any law or rule issued by the CMF or other applicable regulatory bodies, the provisions emanating from public authorities will prevail over the precepts of this Manual, notwithstanding its subsequent modification, updates, or adaptation.

Compliance with the obligations of this Manual does not release Interested Parties from legal obligations or direct submission of information to the CMF or other competent national or foreign regulatory bodies, as appropriate. In no case will the Company have the obligation to inform said organizations on behalf or subsidy of the Interested Parties. This Manual does not constitute nor is it intended to constitute a form of advice or guidance on the matters dealt with in it.

7. Likewise, this Manual must be considered in harmony with the provisions of the Company's current Code of Ethics (available at: https://www.enel.cl/en/investors/investor-enel-chile/corporate- governance/compliance-program-documents.html)andwiththe Investment Policy in matters of disclosure and symmetry of information, (availableat:https://www.enel.cl/en/investors/investor-enel- chile/corporate-governance/engagement-policy.html).

Title III Purpose of the Manual

The purpose of this Manual is to establish the general standards of conduct to be followed by the addressees, defined in the Title IV of this manual, in their transactions so that they can contribute to greater transparency and the protection of investors.

Furthermore, the purpose of this Manual is to establish the regulation of information to which the following will be subjected:

a) The actions of directors, managers, administrators, chief executives, executives and other persons in managerial positions or are part of the

Company as professionals or administratives employees regarding transactions and the ownership of securities issued either by the Company or by other companies that are part of its business group, or securities whose price or result depends on or is conditional, completely or in a significant part, to the variation or evolution of said securities pursuant to the provisions of General Standard No. 269.

(b) The type, form and content of the information to be made known to the general market regarding such transactions and ownerships.

c)The dissemination of the so-called Reserved or Essentia Information or Information of Interest to the general public.

d)The procedures to safeguard Confidential Information and its dissemination mechanisms, aimed at preventing such information from being disclosed to persons other than those who, due to their jobs, positions or activity in the Company, must be aware of such information, before it is made available to shareholders and the public; and

e)The policies that will govern the relationship with the media and analysts or investment banks and other external entities indicated in the Titles II and III on the section V, specifically:

-The Investor Relations policy, which establishes that all relations with financial analysts and institutional investors will be managed by the "Investor Relations" Unit, within the Administration, Finance and Control Managementand,
-Any relationship with the press and other social communication media involving executives and employees of the companies whose financial instruments are listed on regulated markets is governed by specific organizational procedures. These procedures will guarantee, in any case, an adequate coordination with the "Media" Unit that is part of the Communications Management department, which is responsible for updating and disseminating such specific procedures for their proper and timely application.

Title IV Scope of Application of the Manual

(a)	Interested Parties

The provisions of this Manual are mandatory and shall apply to:

-	The members of the Board of Directors.
-The chief executives according to the definition contained in article 68 of the Securities Market Law.
-The executives and employees of the Company and its subsidiaries, if any, who have access to Insider Information or may get to know it and, in particular, those who work in areas related to  the securities markets.

-Entities controlled directly or indirectly by the persons indicated in the foregoing points.

The Foundations and Corporations whose Boards of Directors or Councils include representatives of companies or foundations or corporations of the Enel Group.

Similarly, the obligations of the Manual may be required of external advisors who provide services to the Company, both sporadically and permanently.

For all purposes of this Manual, the above shall be referred to as

“Stakeholders".

(b)	Securities

For all purposes of this Manual, whenever a reference is made to the term "Securities", such reference shall be construed as referring to the following:

b.1.	Company Securities

The scope of this Manual shall include all transactions involving shares, convertible or non-convertible bonds, pledges, promissory notes, subordinated debt, other financial instruments the underlying entity of which is principally the Company or any of its subsidiaries and/or affiliates and, in general, securities that have been issued by the Company or any of its subsidiaries and/or affiliates and that are listed on the Stock Exchange, or on another organized market, as well as covenant or commitment operations related to the instruments or securities indicated above.

b.2.	Securities of other companies

This Manual shall also apply to those operations related to securities issued by other companies, when the interested parties have obtained reserved or Insider Information due to their relationship with the Company or any of its subsidiaries and/or affiliates.

For the purposes of this Manual, the expression Securities refers to both the instruments indicated in the first and second paragraphs of this letter b).

Title V Corporate Body responsible for Establishing the Manual

The Company’s Board of Directors will be the Corporate Body responsible for agreeing on the provisions of the Manual, as well as its modifications and updates, as proposed by the Company's relevant management, pursuant to the provisions of this Manual.

Title VI The Body Responsible for Compliance with the Manual

All of the following Company’s areas and its members shall be responsible for complying and enforcing the provisions of this Manual. However, the following management departments will monitor compliance and will be responsible for reporting periodically to the General Manager about it: Administration, Finance and Control Manager, Legal Counsel, Communications Manager, Investor Relations Manager.

At the same time, said managers must:

(i)Review the application, interpretation and enforcement of this Manual and the rules and policies set out therein.

(ii)Establish the terms and manner in which external advisors who provide legal, consulting, financial or any other services to the Company or affiliated companies will be required to comply with the obligations established in this Manual in relation to the use of insider, reserved or relevant information or of interest to the market and securities-related transactions; and

(iii)Inform the Company’s General Manager so that he/she, when he/she deems it necessary or is required to do so, will report all matters related to the application of this Manual and its compliance to the Company’s Board of Directors.

(iv)Propose improvements and updates to this Manual to the Board of Directors, whenever necessary and / or convenient.

Title VII Prohibition or Blocked Periods

The prohibition of carrying out transactions in the blocked periods indicated below does not in any way exempt the Stakeholders from complying with the rules on insider trading contained in Law No. 18,045 on the Securities Market.

Notwithstanding the obligations that must be observed in the aforementioned blocked periods, Stakeholders must maintain, excluding the exceptions contemplated in this Manual, the confidentiality of any information related to securities or other businesses of the Company or its  subsidiaries  or  affiliates  or  other  companies  that  has  not  been disclosed to the market and that, by its nature, may affect the price of the issued securities.

Stakeholders are expressly forbidden to, either directly or indirectly, carry out transactions or operations with Securities in the following periods:

(i)From 30 days before the approval of the annual or quarterly financial information, until the date on which it is sent to the CMF and said entity publishes to the market.

(ii)When negotiations regarding takeovers, mergers, divisions, acquisitions of securities, alienations and other events of similar importance are carried out, and whose results may influence the market price of the securities issued by the Company, and the recipient becomes aware of the respective information. This blocked period begins on the day on which the respective information is acquired and ends on the business day following the notification of the closure of the reserved documentary record of operations referred in the Section IV below, regarding the respective operation,or on the business day following the one on which the general market is notified, as a Significant Event, of the success of such negotiations.

(iii)From the time a person becomes effectively aware of a significant commercial operation. The blocked period ends on the business day following the date of notification of the closing of the Elecronic Reserved Registry of Operations and Securities referred to in section IV below corresponding to the respective operation, or on the business day following the one on which the general market is informed, as a Significant Event, of the success of the negotiations. Significant commercial operations are those that may significantly influence the price of the Securities.

(iv)From the time the Interested Parties has been effectively informed of dividend distributions, capital increases or reductions, or issued securities, until its dissemination to the market in general by the Company.

The prohibition indicated in literal (i) above will also be required of the spouses, cohabitants and relatives up to the second degree of consanguinity and affinity of the Interested Parties, in accordance with the current CMF regulations. The Interested Parties will be responsible for enforcing the aforementioned prohibition to their aforementioned relatives.

Notwithstanding the foregoing, blocked periods will not apply in the following cases:

(i)when it is as a result of the exercise, conversion, or termination of certain  transactions  in  which,  subject  to  the  terms  thereof,  the acquisition or transfer must occur only in a pre-established period or is exercised, invested, or  terminated  by the counterpart, not subject to the influence by a director or and executive.

(ii)when it arises from the increase or decrease of Securities arising from an exchange of shares as a result of a division or merger of the Company, and

(iii)the acquisition or transfer of the Securities is beyond the Stakeholders’ control.

SECTION II GENERAL RULES OF CONDUCT IN RELATION TO SECURITIES

Title I Criteria of Conduct

When carrying out their activities, the persons subject to this Manual must act impartially, without putting their own interests before the interests of the Company and subject to the duty of confidentiality as required.

Title II Obligation to Inform

The Interested Parties must inform to the Reserved Electronic Registry of Operations and Securities of any transaction related to the securities of the Company, its subsidiaries and / or affiliates, or those of other related companies.

The communication to the Reserved Electronic Registry of Operations and Securities must take place no later than one business day after the Interested Party has complied with the obligation to inform the CMF and each of the stock exchanges of the country in which the Company’s securities are registered for listing as indicated in Article 12 of Law No. 18,045. Similarly, the persons who, due to any circumstances, are included for the first time in the scope of this Manual, must notify the Reserved Electronic Registry of Operations and Securities , no later than the next business day on which they inform the stock exchanges in which the Company is registered pursuant to Article 17 of Law No. 18,045, of the position, whether direct or indirect of any of the Company’s securities and those of the entities of the business group the Company is part of and, in general, of all the Securities included in the scope of this Manual.

Finally, and pursuant to Article 18 of Law No. 18,045, directors and main executives must inform to the Reserved Electronic Registry of Operations and Securities, each month and in a reserved manner of their position in the securities issued by the Company's most relevant suppliers, customers, and competitors, including those securities they hold through entities controlled directly or through third parties. All this pursuant to the reserved register that will be determined for each calendar year for this purpose by the Company's Board of Directors.

Title III Information on Conflicts of Interest  in the Exercise of Activities object of the Manual

The Interested Parties must inform to the Reserved Electronic Registry of Operations and Securities of the Company of any potential conflicts of interest that may arise due to the ownership of Securities either personally  or  through  related  persons  or  in  relation  to  any  other circumstance that might interfere with the activities that are the subject matter of this Manual.

Notwithstanding the above and additionally, in the case of directors, managers, administrators or main executives who have an interest in or participate in negotiations leading to carrying out an operation with related parties of the Company, they must immediately inform the Board of Directors or the Manager General, in accordance with the provisions of the Corporations Law.

Should there be any doubts about the existence of a conflict of interest, the Interested Parties must consult the Legal Counsel in writing and shall receive a written reply within 5 business days as of the receipt of all the background information necessary to answer the query, whether they must be provided by the querying party or by other Company Managements. The Legal Department may request background and information from the Administration, Finance and Control Management and the Communications and Institutional Relations Management or others, in order to better resolve the query received, as well as derive the matter the General Manager when, due to its importance or complexity, it is deemed necessary.

The Reserved Electronic Registry of Operations and Securities  shall keep a record of the enquiries made and their respective responses, the content of which shall be confidential, and may only be revealed to the Company's Board of Directors, the General Manager or whoever they specifically indicate, in the course of a specific action.

Compliance with the obligations of this Title does not release compliance with other information obligations that the Interested Parties may have by virtue of other organizational or procedural documents of the Company or the Group in general, or the Law that is applicable to them.

Title IV Operations of Special Importance

During  the study or negotiation stages  of any type of legal, commercial, or financial operation (hereinafter Operation) that may significantly affect the price of the Securities, the management departments described in section I title VI  of this Manual, under coordination of the project manager, must:

Enter, for each Transaction, the pertinent section of the Reserved Electronic Register of Operations and Securities (hereinafter, the "Section"), which will include the names of the persons participating in the transaction, whose delivery must be coordinated by the Chief of the respective Project, who will provide the respective access code to the Section.

●Expressly warn the persons included in the Section of the nature of the information of the Operation as well as their duty of confidentiality and the prohibition to use it.

●Establish security measures for the custody, archiving, access, reproduction, and distribution of the information related to the Operation to which each Management and their respective advisers, consultants or experts will have access.

The persons participating in an Operation, whether internal or external to the Company, must sign a "Confidentiality Commitment", whose text will be provided by the Legal Counsel and must refrain from carrying out any transaction related to the Securities , as long as the Operation is not disclosed to the market in general or until its failure is definitive and firm, which will be formally communicated through the Reserved Electronic Registry of Operations and Securities.

The management departments indicated in section I title VI of this Manual shall adopt the necessary measures for the corresponding Management to communicate the contents of the Manual to its members and to the aforementioned external persons.

Title V Related Persons

The rules contained in Sections I and II shall also apply to entities controlled directly by the Stakeholders or, through other persons, to those acting on their behalf, to their related persons, when applicable.

For the purposes of this Manual, related persons shall be those defined as such by the provisions set forth by the Securities Market Law and the Financial Market Commission.

Excluded from the concept of related persons, for the purposes of the blocked period, are those securities market companies supervised by the Financial Market Commission and whose line of business is the brokerage or sale of securities on a regular basis, such as stock brokers, mutual funds, investment funds, etc. , as long as they carry out operations on behalf of third parties.

SECTION III ESSENTIAL, RESERVED AND INSIDER INFORMATION

Title I Rules on Essential, Reserved and Insider Information

1.Essential Information.

Essential Information is understood to be the type of information that a judicious person would consider important for his/her investment decisions (Article 9, Securities Market Law)), "Essential Information ".

The entities registered in the Securities Registry must disclose truthfully, sufficiently and in a timely manner, any fact or information regarding themselves, their businesses and the securities they offer, as soon as such situations occur or the information is known to them.

Information will be defined as essential by the absolute majority of the Board of Directors’ members or by the General Manager, when relevant, pursuant to the provisions of Circular No. 210 of the Financial Market Commission.

2. Reserved Essential Information.

Reserved Information refers to certain facts or information related to negotiations that are still ongoing and which, when revealed, may harm the corporate interest, as indicated in Article 10 of Law No. 18,045 on the Securities Market, entitled "Reserved Information".

Certain facts or information that may be so defined pursuant to the aforementioned legal definition may be considered reserved with the approval of three quarters of the Directors in office.

The decisions and agreements referred to in the preceding paragraph must be communicated to the Financial Market Commission the day after they are adopted, by any means authorized for that purpose by the CMF.

The Directors who intentionally or culpably define or vote in favor of declaring certain fact or a piece of information as reserved, as referred to in the preceding paragraph, shall respond in the correct manner and shall receive sanctions established in the Securities Market Law as relevant.

3.	Insider information.

Insider Information means any information related to one or more issuers of securities, their businesses, or to one or more securities issued by them, which is not disclosed to the market and whose knowledge, by its nature, may affect the price of  the issued securities, as well as  the reserved information referred to in number 2 above, entitled "Insider Information".

Insider information shall also be understood as information related to acquisition or disposal operations to be carried out by an institutional investor in the securities market.

4.Rules of Action in Essential Information Assumptions (Relevant or Significant Events).

Significant Events, after having been established as such, will be brought to the attention of the Financial Market Commission by the Company’s General Manager and the executives authorized by the Board of Directors for this purpose, within the deadlines and pursuant to the legal provisions and agreements of the Board of Directors established for that purpose.

Pursuant to Circular No. 210 of the Financial Market Commission, the Board of Directors decided to authorize the Company’s General Manager, to act on his/her own and decide, exclusively in the situations indicated below, if a certain event is of essential nature and thus report it to the CMF and other relevant entities. in the manner established in General Standard No. 210, or the rule that may modify or replace it. Similarly, the Board of Directors resolved that if the General Manager is absent or unable to exercise the authorization granted to him/her by the Board of Directors, a situation that need not be proven to third parties, the powers conferred on him/her on this matter may be exercised by the Administration, Planning and Control Manager, or the Legal Counsel and the Secretary of the Board of Directors.

Said qualification will be carried out in accordance with the criteria and regulations issued by the CMF and with the power structure of the Company.

Interested Parties must not reveal any information whose content is considered essential to analysts, shareholders, bondholders, investors or the press without it being previously disclosed to the shareholders and the public the same information and with the same accuracy and detail.

Pursuant to the provisions of Article 46 of Law No. 18,046, Essential Information must be communicated to the CMF and the market, in general, prior to its dissemination by any other means. The communication addressed to the CMF must be carried out under the terms, deadlines and conditions indicated in General Standard No. 30, or the one that replaces it.

5.	Standards of Operation for Reserved Essential Information.

Interested Parties who have Essential Information that has been defined as reserved must safeguard its contents, notwithstanding their duty of communicating and collaborating with the competent judicial and administrative authorities. In particular, they will take measures to prevent such information from being unethically or abusively used, they must report to the competent public authorities cases where such use has occurred and must take the necessary measures to prevent any consequences thereof. Reserved information must be brought to the attention of the Financial Market Commission under the terms and conditions established in Section II, number 2.2 letter B) of the NCG No. 30.

6.	Rules of action in cases of Insider Information.

Interested Parties, as well as any person who, by reason of his/her position, position, activity or relationship with the Company, has Insider Information must keep it confidential and may not use it for his/her own benefit or the benefit of others, and must strictly refrain from carrying out, on his/her own account or on behalf of others, directly  or indirectly, any of the following behaviors:

a)	Carry out any type of transaction onthe securities market on which the information relates to.
b)	Communicate such information to third parties, except in the normal exercise of their work, profession, or position.
c)	Recommend to a third party to acquireor dispose of such securities based on such information.

Any doubts as to whether a piece of information is considered insider, reserved or essential information should be raised with the Company's Legal Counsel. In the meantime, the Stakeholders must refrain from carrying out any action as indicated above.

If or when the recipients of this Manual become aware of a breach of the obligations established herein, they must immediately notify any of the management departments described in section I title VI of the  Manual so that they can take the actions deemed necessary to correct the situation.

SECTION IV SAFEGUARDS

Title I Mechanisms for the Protection of Insider, Reserved or Essential Information

The knowledge of Insider, Reserved or Essential Information will be restricted and strictly limited to persons, either internal or external to the organization, whose participation is required (hereinafter the "Participants") and, consequently, any access to such information will be denied to persons other than those indicated above.

A digital record called "Reserved Electronic Register of Operations and Securities" will be kept, which will consist of various watertight sections and with differentiated access in response to the functionalities it develops: i) operations section; ii) section on securities acquired, held and disposed of; and iii) section on conflicts of interest. The operations section will contain the names of the Unitholders, the reason for which they appear in the registry and the date on which each one of them has learned Privileged or reserved Information regarding a relevant operation of the Company, its subsidiaries or associates ( hereinafter Operation), as well as a statement of the operation that has the nature of essential, reserved or privileged.

The Reserved Electronic Register of Operations and Securities will be updated by the corresponding Managements, according to the section in question and its custody will be delivered to the Information Technology Management, which must ensure that its access is limited to the corresponding persons. In the case of the operations section, it must be modified or updated by the corresponding Management when any of the following circumstances occurs:

(a)When there is a change in the grounds on which a person is listed in that register.

(b)	When it is necessary to add a new person.

(c)When a registered person ceases to have access to insider, reserved or essential Information.

Respective management must expressly warn the Participants, as indicated in Section VI of this Manual, from which is part or to which it works, about the nature of the information related to an Operation, their duty of confidentiality and the prohibition of its use, as well as of the potential sanctions arising from non-compliance.

For this purpose, the Participants of an Operation must sign a "Letter of Commitment" or a "Non-Disclosure Agreement" where they declare their knowledge regarding the nature of the information and the consequences of its disclosure. A copy of this commitment letter dully signed will be scanned and incorporated  by the corresponding Management in which or for which the person works for in the Confidential Electronic Register of Operations and Securities.

SECTION V INFORMATION OF INTEREST

Title I Concept of Information of Interest

Information of Interest is any information which, although not factual or essential, is useful for an adequate financial analysis and its securities or the offer thereof, "Information of Interest".

The General Manager shall be responsible for defining information as information of interest. With this purpose, the Company’s General Manager may request an opinion from the managers of the different units or departments about legal, financial, or economic background that could be useful to define any piece of information as Information of Interest.

The Company is not required to publicly disclose any information that must be delivered to a third party in order to comply with a legal, administrative, or contractual regulation, provided that the recipient is subject to the corresponding legal or contractual obligation to maintain confidentiality of such information.

The Legal Management, as instructed by the General Manager, will be responsible for communicating any Information of Interest to the Financial Market Commission and the market in general.

Title II Relationship with the Media

Any communication with the press and other media will be the exclusive responsibility of the Company’s Chairman of the Board of Directors, the General Manager, and the Communications Manager.

The Company’s Communications Management, through its "Media" area, will be the official representative and spokesperson for the media and, through said area, shall channel all the information that must be or is decided to be made known to the general public, with the exception of the communication and disclosure of essential or reserved information or of information of interest, which is subject to specific procedures established in this Manual in section III above.

The Stakeholders and Participants must refrain from communicating to the media, either on their own initiative or at their request, any information or news about the Company, whether or not it is defined as Essential Information, Reserved, Insider or of Interest.

The Company, unless required by the Financial Market Commission or other competent public authority, is not required to respond, comment, specify or clarify any information involving or related to the Company, which has been published, disseminated, or transmitted by the media and which does not emanate from the Company’s official spokespersons indicated in this Manual. Morover, the Company shall only comment, specify or clarify information of a verifiable nature and that does not affect third parties or customers.

Title III Relationship with Financial Analysts, Rating Agencies, Bondholders, and Investors

The Investor Relations Management shall be exclusive responsible for general meetings or conferences with financial analysts, rating agencies, bondholders, and investors, as well as any communication with foreign stock exchanges. Furthermore, such meetings must be prepared and scheduled in such a way so that people external to the Company who participate in such meetings, do not receive Essential, Reserved, Insider or of Interest Information that has not been previously or simultaneously disseminated to the market.

Information of interest to the market must be conveyed to the market in such a way so that everyone has access to information of substantially similar content in quantity, quality, and form, so that the Company must send to its shareholders, bondholders and investors, in general, the content of the presentations made to investment banks, financial analysts and risk rating agencies, from the moment this information becomes known.

SECTION VI NON-COMPLIANCE AND RESOLUTION OF CONFLICTS

In case of a violation of the rules established in this Manual by the Stakeholders and / or the Participants, the management departments indicated in section I title VI of this Manual, together with the Internal Audit Management , must  gather the contextual information related to the case and must propose to the correspondent area the actions to take according to the merits of the gathered information.

The foregoing is valid in addition to the fines for the benefit of the Company contemplated in the third paragraph of Article 16 of Law No. 18,045, and notwithstanding the administrative and criminal sanctioning powers corresponding to the CMF and the Courts of Justice for the infringement of the provisions established by the Securities Market Law.

SECTION VII COMMUNICATION AND VALIDITY

Title I Communication

The rules contained in this Manual must be communicated via the Intranet to the addressees defined as Stakeholders or who are subject to the scope of application of the Manual by the Company’s General Management.

With regard to addressees external to the Company, the rules of this Manual must be communicated under the terms indicated by the management set out in section I title V I of this Manual, as provided in General Standard No. 270 of the CMF in Section I, Title VII of this Manual.

In order to publicize the content of the Manual and resolve the queries that may arise in relation to this Manual, the Company’s competent Managements shall give explanatory talks on the matter.

Title II Validity of the Manual

This Manual will be published on the Company's website on May 25, 2023 and will enter into force once thirty legal business days have elapsed from said publication.

The following is the change history of this Manual:

Version	Date	Description changes
1	29/02/2016	IncorporationoftheManualforthe Management of Information of Interest to the Market.
2	24/05/2023	First modification and update according to applicable legal and regulatory regulations.